Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Herman Miller, Inc. 2011 Long-Term Incentive Plan of our reports dated August 1, 2017, with respect to the consolidated financial statements and schedule of Herman Miller Inc., and the effectiveness of internal control over financial reporting of Herman Miller Inc., included in its Annual Report (Form 10-K) for the fiscal year ended June 3, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Grand Rapids, Michigan
October 10, 2017